SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
			FILED PURSUANT TO RULES 13d-1(b),(c) AND (D)
		AN AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 0)1

                          BIMINI MORTGAGE MANAGEMENT, INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $.001
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   09031E400
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                             December 31,2004
 -------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Settlement)


             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [x]  Rule 13d-1(b)
             [ ]  Rule 13d-1(c)
             [ ]  Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                                  SCHEDULE 13G


CUSIP No. 09031E400	                             Page  2  of  4  Pages
          -------------                                   ---    ---

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     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Kensington Investment Group, Inc., IRS ID# 68-0309666
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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                   (b)  [ ]
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     3       SEC USE ONLY

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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware, USA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER
           Number of
            Shares                             1,481,500
         Beneficially              ---------------------------------------------
           Owned by                6      SHARED VOTING POWER
              Each
            Reporting                          -0-
             Person                ---------------------------------------------
              With                 7      SOLE DISPOSITIVE POWER

                                               1,481,500
                                   ---------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                               -0-
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  1,481,500
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                               [ ]

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                  7.49%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*


                  IA
--------------------------------------------------------------------------------






                                  SCHEDULE 13G



CUSIP No. 09031E400                                  Page  3  of  4  Pages
          ---------------                                 ---    ---

Item 1.
         (a)       Name of Issuer: Bimini Mortgage Management, Inc.

         (b)       Address of Issuer's Principal Executive Offices:

                                                   3305 Flamingo Drive
                                                   Vero Beach, FL 32963
Item 2.

         (a)      Name of Person Filing: Kensington Investment Group, Inc.

         (b)      Business Address: 4 Orinda Way, Suite 200C, Orinda, CA 94563

         (c)      Citizenship: USA

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 09031E400

Item 3.  Not applicable

Item 4.  Ownership

	(a) Amount beneficially owned:  1,481,500 shares of common stock.

	(b) Percent of class:  7.49%

	(c) Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote: 1,481,500 shares

		(ii) Shared power to vote or to direct the vote: 0

		(iii) Sole power to dispose or to direct the disposition of: 1,481,500 shares

		(iv) Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Shares are owned indirectly by Kensington Investment Group, Inc. in their capacity as general partner and investment advisor to private investmen partnerships and as the investment advisor to The Kensington Funds, a Registered Investment Company.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company

         Not applicable.



				SCHEDULE 13G



CUSIP No. 09031E400                                  Page  4  of  4  Pages
          ---------------                                 ---    ---

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10.  Certification

         (a)      Not applicable

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



         After reasonable inquiry and to the best of my information and belief, I certify that the information set forth in this statement is true, complete, and correct.



February 10, 2005                Kensington Investment Group, Inc.


                            By: /s/ John P. Kramer
                                John P. Kramer, President